Exhibit e

KOHLBERG CAPITAL CORPORATION

DIVIDEND REINVESTMENT PLAN

Kohlberg Capital Corporation, a Delaware corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions declared by its board of directors (“Board of Directors”) on shares of its common stock:

1. Unless a stockholder specifically elects to receive cash as set forth below, all cash dividends and distributions hereafter declared by the Board of Directors shall be payable in shares of the common stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2. Such cash dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend and/or distribution involved.

3. The Corporation shall use primarily newly-issued shares of its Common Stock to implement the Plan, whether its shares are trading at a premium or at a discount to net asset value. However, the Corporation reserves the right to purchase shares in the open market in connection with its obligations under the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of the Corporation’s common stock at the close of regular trading on The NASDAQ Global Market on the dividend payment date. Market price per share on that date shall be the closing price for such shares on The NASDAQ Global Market or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices.

4. A stockholder may, however, elect to receive his, her or its dividends and distributions in cash. To exercise this option, such stockholder shall notify American Stock Transfer and Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560, the plan administrator and the Corporation’s transfer agent and registrar (the “Plan Administrator”), so that such notice is received by the Plan Administrator no later than the record date for dividend or distribution to stockholders. If such notice is received by the Plan Administrator after the record date, then that dividend or distribution will be reinvested pursuant to the terms of the Plan and any subsequent dividends or distributions will be paid in cash. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends or distributions in cash by notifying their broker or other financial intermediary of their election.

5. For the payment to be paid in shares the Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other

Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon the receipt of a request by a Participant, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share the value of which will be calculated using the market value of the Corporation’s shares determined in accordance with Section 3 hereof, less any service fees. If a request to terminate a Participant’s account is received by the Plan Administrator more than three (3) days prior to the record date, then the dividend payable to the Participant in connection with that distribution will be paid out in cash to the Participant’s account and, for subsequent distributions, the Participant will receive his, her or its dividends and distributions in cash. If a request to terminate a participant’s account is received less than three (3) days prior to a payable date then that dividend will be reinvested and for subsequent distributions, the participant will receive his, her or its dividends and distributions in cash.

6. Upon request by a Participant, the Plan Administrator will, without charge to the Participant, issue a certificate registered in the Participant’s name for the number of whole shares registered to the Participant without terminating the Participant’s account.

7. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than thirty (30) business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination.

8. The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

9. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

10. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.

11. Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at

www.amstock.com, by filling out the transaction request form located at the bottom of the Participant’s statement and sending it to American Stock Transfer and Trust Company, P.O. Box 922, Wall Street Station, New York, New York 10269-0560 or by calling the Plan Administrator’s hotline at 866-668-8564. Such termination will be effective immediately. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a fee of $15.00 per transaction plus a brokerage commission of $.10 per share from the proceeds. A sale request that is received (i) by mail before 12:00 noon Eastern Time, or (ii) via the internet or by telephone before 4:00 p.m. Eastern Time, will, subject to market conditions and their factors, generally be sold the next business day. To submit a sale request via the internet, a Participant must have his, her or its 10-digit account number as provided by the Plan Administrator, and his, her or its social security number or federal taxpayer identification number, as applicable.

12. Any shares issued in connection with a stock dividend or stock split declared by the Corporation will be added to the Participant’s account with the Plan Administrator. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

13. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

14. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

15. A Participant may request to have some or all of the Participant’s shares certificated or sold without termination of his, her or its account with the Plan Administrator. The Plan Administrator does not charge a fee for providing certificated shares, but charges a fee of $15.00 plus a brokerage commissions of $.10 per share for shares sold by the Plan Administrator.

16. A Participant may deposit certificated shares into the Participant’s account with the Plan Administrator at any time. The Plan Administrator charges a Participant a one-time fee of $7.50 for this service. The Participant, and not the Corporation, will pay this fee.

17. These terms and conditions shall be governed by the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law.

                    , 2006